Exhibit 10.13

TECHE FEDERAL BANK

CHANGE IN CONTROL SEVERANCE AGREEMENT

As Amended and Restated

THIS SEVERANCE AGREEMENT entered into this 30th day of September, 2009 (“Effective Date”), by and between Teche Federal Bank (the “Bank”), Franklin, Louisiana, a federal savings bank, and J. L. Chauvin (the “Employee”).

WHEREAS, the Employee has heretofore been employed by the Bank as Senior Vice President and Chief Financial Officer and is experienced in all phases of the business of the Bank; and

WHEREAS, the parties desire by this writing to set forth the continuing employment relationship of the Bank and the Employee and to amend and to restate the Employment Severance Agreement previously entered into.

NOW, THEREFORE, it is AGREED as follows:

1.         Employment. The Employee is employed in the capacity as Senior Vice President and Chief Financial Officer. The Employee shall render such administrative and management services to the Bank as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Employee shall promote to the extent permitted by law the business of the Bank. The Employee’s other duties shall be such as the Board of Directors for the Bank (the “Board of Directors” or “Board”) may from time to time reasonably direct, including normal duties as an officer of the Bank.

2.         Base Compensation. The Bank agrees to pay the Employee during the term of this Agreement a salary at such an amount as the Board of Directors in its sole discretion may decide.

3.         Term. The term of this Agreement shall be for the period commencing on the Effective Date and ending on September 30, 2012, thereafter. Additionally, on, or before, each annual anniversary date from the Effective Date, the term of this Agreement shall be extended for an additional period beyond the then effective expiration date upon a determination and resolution of the Board of Directors that the term of such Agreement shall be extended.

4.	Loyalty; Noncompetition.

(a)       The Employee shall devote his full time and attention to the performance of his employment under this Agreement. During the term of Employee’s employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Bank.

(b)       Nothing contained in this Section 4 shall be deemed to prevent or limit the right of Employee to invest in the capital stock or other securities of any business dissimilar from that of the Bank, or, solely as a passive or minority investor, in any business.

5.         Standards.       The Employee shall perform his duties under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors.

6.	Termination and Termination Pay.

This Agreement shall be terminated upon any of the following occurrences:

(a)       The death of the Employee during the term of this Agreement, in which event the Employee’s estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which Employee’s death shall have occurred

(b)       Upon the Termination of Employment of the Employee prior to any Change in Control referred to at Section 8(a) herein.

(c)       If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

(d)       If the Bank is in default (as defined in Section 3(x)(1) of FDIA) all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)       All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (“Director of OTS”), or his or her designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the Director of the OTS, or his or her designee, at the time that the Director of the OTS, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)        The voluntary Termination of Employment by the Employee during the term of this Agreement, other than pursuant to Section 8(b), in which case the Employee shall be entitled to receive only the compensation, vested rights, and all employee benefits up to the date of such termination.

(g)       Notwithstanding anything herein to the contrary, any payments made to the Employee pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC Section 1828(k) and any regulations promulgated thereunder.

7.         Suspension of Employment . If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank’s obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall, (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate any of its obligations which were suspended.

8.	Change in Control.

(a)       Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Employee’s employment under this Agreement, absent Just Cause, in connection with, or within twenty-four (24) months after, any change in control of the Bank or Teche Holding Company (the “Parent”), Employee shall be paid an amount equal to the product of 2.999 times the Employee’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder. Said sum shall be paid in one (1) lump sum not later than the date of such Termination of Employment, subject to such limitations set forth at Section 6(h) herein, and such payments shall be in lieu of any other future payments that the Employee would be otherwise entitled to receive as severance payments under this Agreement. Additionally, the Employee and his or her dependents shall remain eligible to participate in the medical and dental insurance programs offered by the Bank to its employees for a period of thirty-six months following the date of Termination of Employment subject to such Employee making monthly payments to the Bank or the Parent to cover the premium expense for such continuing coverage. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Employee by the Bank or the Parent shall be deemed an “excess parachute payment” in accordance with Section 280G of the Code and be subject to the excise tax provided at Section 4999(a) of the Code. The term “Change in Control” shall refer to (i) the sale of all, or a material portion, of the assets of the Bank or the Parent; (ii) the merger or recapitalization of the Bank or the Parent whereby the Bank or the Parent is not the surviving entity; (iii) a change in control of the Bank or the Parent, as otherwise defined or determined by the Office of Thrift Supervision or regulations promulgated by it; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Bank or the Parent by any person, trust, entity or group. The term “person” means an individual other than the Employee, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The provisions of this Section 8(a) shall survive the expiration of this Agreement occurring after a Change in Control.

(b)       Notwithstanding any other provision of this Agreement to the contrary, Employee may voluntarily terminate his employment under this Agreement within twenty four (24) months following a Change in Control of the Bank or Parent for Good Reason (as defined thereafter) and Employee shall thereupon be entitled to receive the payment and benefits described in Section 8(a) of this Agreement. The Employee must provide written notice to the Bank of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or the condition alleged to constitute “Good Reason.” Upon delivery of such notice by the Employee, the Bank shall have a period of thirty (30) days thereafter during which it or they may remedy in good faith the condition constituting such Good Reason, and the Employee’s employment shall continue in effect during such time so long as the Bank makes diligent efforts during such time to cure such Good Reason. In the event that the Bank shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Bank shall not be required to pay the amount due to the Employee under this Section 8(b). The Bank’s remedy of any Good Reason event or condition with or without notice from the Employee shall not relieve the Bank from any obligations to the Employee under this Agreement or otherwise and shall not affect the Employee’s rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason event or condition. The provisions of this Section 8(b) shall survive the expiration of this Agreement occurring after a Change in Control.

“Good Reason” shall exist if, without Employee’s express written consent, the Bank materially breaches any of their respective obligations under this Agreement. Without limitation, such a material breach shall be deemed to occur upon the occurrence any of the following:

(1)	a material diminution in the Employee’s base compensation;

(2)       a material diminution in the Employee’s authority, duties, or responsibilities;

(3)       a material diminution in the budget over which the Employee retains authority;

(4)       a material change in the geographic location of the Employee’s office location; or

(5)       any other action or inaction that constitutes a material breach by the Bank of this Agreement.

(c)      Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extend that the parties may otherwise reach a mutual settlement of such issue. The Bank shall incur the cost of all fees and expenses associated with filing a request for arbitration with the AAA, whether such filing is made on behalf of the Bank or the Employee, and the costs and administrative fees associated with employing the arbitrator and related administrative expenses assessed by the AAA. The Bank shall reimburse Employee for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, notwithstanding the ultimate outcome thereof, following the delivery of the decision of the arbitrator or upon delivery of other legal judgment or settlement of the matter. Such reimbursement shall be paid within ten (10) days of Employee furnishing to the Bank evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by Employee. Any such request for reimbursement by Employee shall be made no more frequently than at sixty (60) day intervals.

9.	Successors and Assigns.

(a)       This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

(b)       Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

10.       Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

11.       Applicable Law. This agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Louisiana, except to the extent that Federal law shall be deemed to apply.

12.       Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceablitiy of the other provisions hereof.

13.       Entire Agreement.      This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto and shall supercede all prior written agreements and understandings.

14.	Effect of Code Section 409A.

(a)       This Agreement shall be amended to the extent necessary to comply with Section 409A of the Code and regulations promulgated thereunder. Prior to such amendment, and notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Section 409A of the Code and the parties shall take such actions as are required to comply in good faith with the provisions of Section 409A of the Code such that payments shall not be made to the Employee at such time if such payments shall subject the Employee to the penalty tax under Code Section 409A, but rather such payments shall be made by the Bank to the Employee at the earliest time permissible thereafter without the Employee having liability for such penalty tax under Section Code 409A.

(b)       Notwithstanding anything in this Agreement to the contrary, if the Bank in good faith determines, as of the effective date of Employee’s Termination of Employment that the Employee is a “specified employee” within the meaning of Section 409A of the Code and if the payment under Section 8 does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), and that an amount (or any portion of an amount) payable to Employee hereunder, is required to be suspended or delayed for six months in order to satisfy the requirements of Section 409A of the Code, then the Bank will so advise Employee, and any such payment (or the minimum amount thereof) shall be suspended and accrued for six months (“Six-Month Delay”), whereupon such amount or portion thereof shall be paid to Employee in a lump sum on the first day of the seventh month following the effective date of Employee’s Termination of Employment. The limitations of this Six-Month Delay shall only be effective if the stock of the Parent or a parent corporation is publicly traded as set forth at Section 409A(a)(2)(B)(i) of the Code.

“Specified Employee” means, for an applicable twelve (12) month period beginning on April 1, a key employee (as described in Code Section 416(i), determined without regard to paragraph (5) thereof) during the calendar year ending on the December 31 immediately preceding such April 1.

“Termination of Employment” shall have the same meaning as “separation from service”, as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations). Whether a “Termination of Employment” takes place is determined based on whether the facts and circumstances indicate that the Bank and Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Bank if the Employee has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Employee is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Employee is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the Employee during the immediately preceding 36-month period. The Employee will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is a 50 percent or more of the average level of service performed by the Employee during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Bank and the Employee reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the Bank if the Employee has been providing services to the Bank for a period of less than 36 months (or that the level of bona fide services would not be so reduced).

For periods during which the Employee is on a paid bona fide leave of absence and has not otherwise terminated employment, the Employee is treated as providing bona fide services at a level equal to the level of services that the Employee would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which the Employee is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of determining the applicable 36-month (or shorter) period). Bona fide leave of absence means that there is a reasonable expectation that the Employee will return to perform services for the Bank.

(c)	Notwithstanding the Six-Month Delay rule set forth in Section 14(b) above:

(i)        To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provisions), the Bank will pay the Employee an amount equal to the lesser of two times (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Employee’s Termination of Employment occurs, and (2) the sum of the Employee’s annualized compensation based upon the annual rate of pay for services provided to the Bank for the taxable year of the Employee preceding the taxable year of the Employee in which his Termination of Employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not had a Termination of Employment); provided that amounts paid under this Section 14(c) must be paid no later than the last day of the second taxable year of the Employee following the taxable year of the Employee in which occurs the Termination of Employment and such amounts paid will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Bank under Section 8; and

(ii)       To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the Termination of Employment, the Bank will pay the Employee an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the

Employee’s Termination of Employment; provided that the amount paid under this Section 14(c) will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Bank under Section 8.

(d)       To the extent that any reimbursements or in-kind payments are subject to Code Section 409A, then such expenses (other than medical expenses) must be incurred before the last day of the second taxable year following the taxable year in which the termination occurred, provided that any reimbursement for such expenses be paid before the Employee’s third taxable year following the taxable year in which the termination occurred. For medical expenses, to the extent the Agreement entitles the Employee to reimbursement by the Bank of payments of medical expenses incurred and paid by the Employee but not reimbursed by a person other than the Bank and allowable as a deduction under Code Section 213 (disregarding the requirement of Code Section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income), then the reimbursement applies during the period of time during which the Employee would be entitled (or would, but for the Agreement, be entitled) to continuation coverage under a group health plan of the Bank under Code Section 4980B (COBRA) if the Employee elected such coverage and paid the applicable premiums.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first hereinabove written.

ATTEST:	Teche Federal Bank

By:
Secretary

WITNESS:

J. L. Chauvin, Employee